EXHIBIT 10.14

THIRD AMENDMENT TO OFFICE LEASE AGREEMENT

DONELSON CORPORATE CENTRE

THIS THIRD AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is made of as of January 10, 2007 by and among Donelson Corporate Centre, L.P., a Tennessee limited partnership (“Landlord”), Automated License Systems LLC, a Tennessee Corporation (“Tenant”) and James P. Wilson, III and Sarah S. Wilson, (“Limited Guarantors”), under the following circumstances:

A. Landlord; Tenant and Guarantors have entered into that certain Office Lease Agreement dated as of September 24,1999 (the “Lease”), whereby Landlord leases to Tenant approximately 20,439 rentable square feet of space (the “Premises”) on the third floor of Building Two, Donelson Corporate Centre, 3055 Lebanon Road, Davidson County, Tennessee.

B. Landlord, Tenant and Guarantors have amended that certain Office Lease Agreement dated as of September 24,1999 by entering into the First Amendment to Office Lease Agreement dated as of April 28th, 2005 (“the First Amendment”) and Landlord, Tenant and Guarantors have further amended that certain Office Lease Agreement by entering into the Second Amendment to Office Lease Agreement dated as of July 1, 2005 whereby 5,278 square feet of Net Rentable Area on the second floor of Building Two of Donelson Corporate Centre was added to the Premises (“the Additional Premises”) and as of July 1,2005, the total Net Rentable Area of the Premises and the Additional Premises is 25,717 square feet.

C. Landlord and Tenant wish to further amend the Lease in order to amend the size, location and configuration of the Premises and to modify certain other terms of the Lease as set forth herein.

D. Guarantor is willing to acknowledge and consent to this Amendment by joining in the execution hereof as hereinafter provided.

NOW THEREFORE, in consideration of the Premises and the agreements and covenants hereinafter set forth, Landlord, Tenant and Guarantor agree and acknowledge that the Lease is amended as follows:

1. Defined Terms. Any capitalized term not expressly defined in this Amendment shall have the definition for such term set forth in the Lease.

2. Premises.

(a) As of February 1, 2007 1,551 square feet of Net Rentable Area on the second floor of Building Two of Donelson Corporate Centre known as Suite 2203 as shown on Exhibit A attached hereto (the “Building Two Space”) shall be added to the Premises and the “Additional Premises.”

(b) As of February 1, 2007, the total Net Rentable Area of the Premises and the Additional Premises shall be 27,268 square feet.

3. Rent. Tenant shall pay Base Rental for the Premises and the Additional Premises commencing on February 1, 2007 (the Additional Premises Commencement Date) and continuing for four (4) consecutive calendar months terminating on May 31st, 2007 at the rate of $16.25 per square foot of Net Rentable Area. Thereafter, during the Renewal Term of this Lease Tenant shall pay rent as follows:

Year	Rate	Per Month	Per Annum

June 1, 2007-May 31, 2008	$16.50	$37,493.50	$449,992.00
June 1, 2008-May 31, 2009	$16.91	$38,425.16	$461,101.88
June 1, 2009-May 31, 2010	$17.33	$39,379.54	$472,554.44
June 1, 2010-May 31, 2011	$17.76	$40,356.64	$484,279.68
June 1, 2011-May 31, 2012	$18.20	$41,356.47	$496,277.60

4. Term. Subject to and upon the terms and conditions set forth herein, or in any exhibit hereto, the term of this Lease as to the Premises and the Additional Premises shall commence on February 1, 2007 and shall expire four (4) consecutive months later on May 31, 2007. Thereupon, the term of this Lease shall be renewed for an additional 60 months (the “Renewal Term”) commencing on June 1, 2007 and terminating on May 31, 2012.

5. Tenant Improvements. The Tenant Improvement Allowance shall be $6.00 per rentable square foot or $163,608.00. Tenant shall have until June 1, 2009 to expend the Tenant Improvement Allowance and need not expend the entire Tenant Improvement Allowance in any single instance of revisions to the Premises.

6. Additional Rental. The first paragraph of Paragraph Five of the Office Lease Agreement as amended shall be amended effective June 1, 2007 to read as follows:

Landlord shall absorb and be responsible for paying all Operating Expenses during the first calendar year of the Renewal Term (the “Expense Stop”); and, Landlord shall absorb and be responsible for all Operating Expenses for any other calendar year of the Renewal Term to the extent such Operating Expenses in any other calendar year are less than or equal to the Expense Stop. Thereafter, “Additional Rental” for any calendar year shall mean Tenant’s Percentage Share of the Operating Expenses for such calendar year in excess of the Expense Stop, “Tenant’s Percentage Share” shall mean a fraction, the numerator of which is the total number of square feet of Net Rentable Area within the Premises (27,268 square feet from and after February 1, 2007) and the denominator of which is the greater of (i) ninety-five percent (95%) of the total square footage of all Net Rentable Area in the Building (42,073 as of February 1, 2007); or (ii) the total square footage of all Net Rentable Area in the Building actually leased to rent paying tenants.

Paragraph c. of Paragraph Five of the Office Lease Agreement as amended shall be amended effective June 1, 2007 to read as follows:

The Annual Operating Expense Statement shall be rendered by Landlord to Tenant within thirty (30) day after calculation of such Annual Operating Expenses by Landlord. The payment of any Additional Rental by Tenant shall not preclude it from questioning the truth, correctness, or completeness of any Annual Operating Expense Statement. Tenant and its authorized representatives shall have the right to audit Landlord’s records with respect to the Annual Operating Expenses. In the event Tenant’s audit discloses discrepancies, the appropriate adjustment shall be made, and if such discrepancies result in an overcharge to Tenant that is in excess of 2% of the annual billing to Tenant for such item(s), Landlord shall also reimburse Tenant its actual out-of-pocket expenses of such audit, but in no event shall Landlord be responsible for audit expenses of Tenant that exceed the amount(s) found to be an overcharge to Tenant. In the event Tenant shall dispute any Annual Operating Expense Statement and the parties cannot resolve their differences within sixty (60) days thereafter, then the matter shall be referred to arbitration.

The balance of subparagraphs 5 (a) and (b) shall remain unchanged.

7. Sign. Paragraph Ten of the Office Lease Agreement is amended by addition of the following:

Notwithstanding the foregoing, Tenant shall be permitted, at its expense, to erect and maintain a sign on the exterior of Building Two containing Tenant’s name, logo, or combination thereof, subject to Landlord’s review and consent to the size and mounted location of the sign, which shall not be unreasonably withheld.

8. Right of First Refusal. Paragraph Two of the Office Lease Agreement is amended by deletion of the subparagraph therein titled “Right of First Refusal” and substitution of the following:

Right of First Refusal. Tenant is granted the ongoing Right of First Refusal for any space that becomes available in Building Two. Any additional space taken by Tenant via exercise of this Right of First Refusal shall be under the same terms and conditions as those in the Office Lease Agreement, as amended. Tenant shall have a period of thirty (30) days after notice from Landlord that space is available within which to exercise this Right of First Refusal.

9. Renewal Option. Tenant is granted the option to extend the term of this Lease for one (1) consecutive extended term of Five (5) years, provided that (a) Tenant is not in default at the time of exercise of the option, and (b) Tenant gives written notice of its intent to exercise the option at least 180 days prior to the expiration of the Renewal Term. The extension shall be on the same terms and conditions as this Lease except (i) Tenant shall have no further right of renewal after the extension term prescribed above; and (ii) the Rent shall be adjusted to the then prevailing market rate for comparable facilities in the Airport North submarket.

10. Continuing Effect; Conflict. (a) Except as amended hereby, the Lease shall remain in full force and effect, including without limitation, the provisions regarding expiration date of the initial term of the Lease and any rights that Tenant may have to extend the term thereof.

(b) In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

11. Release of Limited Guarantors. Tenant shall not be required to have Guarantors for the Renewal Term. Landlord releases the Limited Guarantors from any further liability or responsibility for Tenant’s obligations accruing from and after June 1, 2007. Limited Guarantors join in the execution of this Amendment in order to evidence their acknowledgement of and consent to the terms hereof and for no other purpose.

THIS AMENDMENT is signed and is effective as of the date first above written.

LANDLORD:

Donelson Corporate Centre, L.P.

By:	JS Development, LLC, general partner

By:	/s/ Floyd Shechter
Floyd Shechter Managing Member

TENANT:

Automated License Systems, Inc.

By:	/s/ James P. Wilson III
James P. Wilson, III, Chairman

LIMITED GUARANTORS:

/s/ James P. Wilson III
James P. Wilson, III

/s/ Sara S. Wilson
Sarah S. Wilson

Exhibit A

[Attach drawing of Building Two Space]

[DRAWING]